Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Wednesday, September 28, 2005

(713) 651-4300

KEY ENERGY 6.375% SENIOR NOTES ARE ACCELERATED

Company Will Fund Required Repayment from Backup Financing Facility

HOUSTON, TX, September 28, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) announced today that it has received valid acceleration notices from Cede & Co., acting at the request of holders (“Noteholders”) of $51.6 million in principal amount of the Company’s $150 million 6.375% Senior Notes due 2013 (the “Notes”).  As previously disclosed, holders of 25% or more of the outstanding principal balance of the Notes have the right to accelerate the Notes as a result of the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2003 within the periods permitted under the indenture, as amended.   The Company previously received notices from Noteholders that were defective in certain respects; the most recent notices cure these defects.  The Company expects to receive a formal demand for repayment of the Notes from the indenture trustee, following which the Company will repay the Notes.

Also as previously disclosed, in July 2005 the Company obtained a $547.25 million Senior Credit Facility, which includes a $400 million seven-year Delayed Draw Term Loan B Facility.  The Delayed Draw Term Loan B Facility is available to repay the 6.375% Notes.  The Company anticipates that it will borrow $150 million under this Facility to repay the outstanding principal of the Notes promptly after demand is received from the trustee.  The Company will also pay accrued interest on the Notes and the indenture trustee’s fees and expenses, which it will fund from cash on hand.  At September 26, 2005, cash and short term investments totaled approximately $102 million.

As a result of the failure to file the 2003 Form 10-K report, the holders of the Company’s 8.375% Senior Notes due 2008 also have the right to accelerate the notes and demand repayment in full.  To date, the Company has not received any notice of acceleration with respect to these notes.   The balance of the Delayed Draw Term Loan B Facility is available to repay these notes, if necessary.

1301 McKinney Street, Suite 1800, Houston, Texas 77345

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in essentially all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 and 2004  financial statements risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks that the Company will not complete its 2003, 2004 and 2005 financial statements within the time frames established in the Senior Credit Facilities, which unless waived by the lenders would constitute a default under the facilities; and uncertainties regarding the costs of the new facilities, including the fact that interests rates will float, that fees and expenses related to the new facilities will depend on the extent to which the Term B facility is funded, and that interest cost may exceed that currently payable with respect to the Notes; and the risk that the Company will have to incur additional borrowings under the Revolving Credit Facility, which will depend on the Company’s ability to generate sufficient cash from operations to obviate the need to borrow, which in turn can be affected by risks inherent to the Company’s business.   Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.